Exhibit 99.2

FOR IMMEDIATE RELEASE:

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Antonella Franzen
	609-720-4261	609-720-4665

Joe Longo
609-720-4545

The ADT Corporation to Offer Senior Notes

SCHAFFHAUSEN, Switzerland — June 27, 2012 — Tyco International Ltd. (“Tyco”) (NYSE:TYC) today announced, in connection with the planned spin-off of its wholly-owned subsidiary, The ADT Corporation (“ADT”), that ADT intends to offer, subject to market and other conditions, $2.5 billion of its senior notes. ADT intends to use the net proceeds from the notes offering to repay intercompany debt and to make other cash payments to Tyco to allow it to fund repurchases or redemptions of its indebtedness. Tyco will guarantee the notes until the spin-off occurs.

The notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

This press release contains a number of forward-looking statements, including, among others, (i) ADT’s intention to offer its notes, subject to market and other conditions and (ii) ADT’s intention to use the proceeds of the offering to repay intercompany debt and to make other cash payments to Tyco to allow it to fund repurchases or redemptions of its indebtedness. Words, and variations of words such as “expect”, “intend”, “will”, “anticipate”, “believe”, “confident”, “continue”, “propose” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this press release are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are outside of our control, and could cause results to materially differ from expectations. Actual results could differ materially from anticipated results. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K for the fiscal year ended Sept. 30, 2011 and in subsequent filings with the Securities and Exchange Commission. We undertake no duty to update any forward-looking statement to conform this statement to actual results or changes in the company’s expectations, except as required by law.

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